Exhibit 99.1

 WUHAN CITY, China, May 6, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, headquartered in Wuhan City, China, today announced that it has started to sell its branded black hog products through retail outlets in Wuhan City. Cuts of Tianli's black hog meat are currently available in the NEWSTAR supermarket as well as three LAO NONG MIN retail stores. This follows the successful entry of the Company's black hogs into the Beijing market in January.

The Company's black hogs and Tianli-Xiduhei™ meat cuts are products of the Company's "10,000 families and 1,000,000 Black Hogs" program in Enshi Prefecture, Hubei Province. By the end of 2012, the Company had provided over $10 million in funding to participating farmers and completed the construction of 645 black hog rearing facilities in Enshi Prefecture. Tianli is committed to further expand its Black Hogs Program and expects the Program to achieve a production capacity of 30,000~50,000 black hogs in 2013.

Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech commented, "We are pleased to see our Tianli-Xiduhei™ black hog meat cuts enter the Wuhan market. This, combined with our recent entry into the Beijing market, further demonstrates that our Black Hogs Program in Enshi Prefecture is starting to bear fruit after years of investment."

Mrs. Li continued, "As we plan to enter new geographic markets and further penetrate the Beijing and Wuhan markets in coming quarters, we expect our Black Hogs Program to contribute meaningfully to our revenue and earnings in 2013."

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917- 609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com